SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549



                                  FORM 8-K


                               CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of
                    the Securities Exchange Act of 1934



                              February 6, 2000
              Date of Report (Date of earliest event reported)



                           WARNER-LAMBERT COMPANY
           (Exact name of registrant as specified in its charter)

                                  Delaware
               (State or other jurisdiction of incorporation)


         1-3608                                    22-1598912
 (Commission File Number)               (IRS Employer Identification No.)


 201 Tabor Road, Morris Plains, New Jersey                     07950-2693
  (Address of principal executive offices)                     (Zip Code)


                               (973) 385-2000
            (Registrant's telephone number, including area code)



 ITEM 5.  OTHER EVENTS.

           On February 6, 2000, the stock options that had been granted by Warner-Lambert Company ("Warner-Lambert") and American Home Products Corporation ("AHP") to one another in connection with the execution of the Agreement and Plan of Merger, dated as of November 3, 1999, among Warner-Lambert, AHP and a subsidiary of AHP (the "AHP Merger Agreement") were cancelled without consideration.

           Thereafter, AHP terminated the AHP Merger Agreement in accordance with its terms. In connection with the termination of the AHP Merger Agreement, Warner-Lambert paid to AHP a termination fee of $1.8 billion pursuant to the terms of the AHP Merger Agreement.

           Warner-Lambert, Pfizer Inc. ("Pfizer") and Seminole Acquisition Sub Corp., a wholly owned subsidiary of Pfizer ("Merger Sub"), entered into an Agreement and Plan of Merger, dated as of February 6, 2000 (the "Pfizer Merger Agreement"). Pursuant to the Pfizer Merger Agreement and subject to the terms and conditions set forth therein, Merger Sub will be merged with and into Warner-Lambert, with Warner-Lambert being the surviving corporation of such merger (the "Merger"). At the Effective Time (as defined in the Pfizer Merger Agreement) of the Merger, each issued and outstanding share of common stock, par value $1.00 per share, of Warner-Lambert will be converted into 2.75 shares of common stock, par value $0.05 per share, of Pfizer. The combined company after the Merger will be named Pfizer. The Merger is subject to various conditions, including, among other things, receipt of the necessary approvals of Warner-Lambert's and Pfizer's stockholders, the receipt of required regulatory approvals and the Merger being accounted for as a pooling-of-interests.

           A copy of the Pfizer Merger Agreement is attached hereto as
 Exhibit 2.1 and is incorporated herein by reference. The foregoing description is qualified in its entirety by reference to the full text of such exhibits.


 Item 7.  Financial Statements and Exhibits.

      (c)  The following exhibits are filed with this report:

      (2.1) Agreement and Plan of Merger, dated as of February 6, 2000 among Pfizer Inc., Seminole Acquisition Sub Corp., and Warner-Lambert Company.



 SIGNATURE

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                               WARNER-LAMBERT COMPANY


                               By:      /s/  Rae G. Paltiel
                                   ------------------------
                               Name:     Rae G. Paltiel
                               Title:    Secretary



 Dated:  February 18, 2000



 EXHIBIT INDEX

      (2.1) Agreement and Plan of Merger, dated as of February 6, 2000 among Pfizer Inc., Seminole Acquisition Sub Corp., and Warner-Lambert Company.